UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    May 31, 2011
TEKELEC

(Exact name of registrant as specified in its charter)

California	000-15135	95-2746131

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:   (919) 460-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.	1

Item 9.01 Financial Statements and Exhibits	4
Exhibit 10.1
Exhibit 10.2

1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective May 31, 2011, the Board of Directors (the “Board”) of Tekelec (the “Company”) appointed Ronald J. de Lange as the Company’s President and Chief Executive Officer and as a member of the Board. On the same date, Krish Prabhu resigned as the Company’s interim President and Chief Executive Officer and as a director of the Company. On March 31, 2011, Mr. Prabhu had notified the Company that he intended to resign from his officer and director positions once the Board appointed a new President and Chief Executive Officer. Please see the Company’s Current Report on Form 8-K (File No. 000-15135) dated March 31, 2011, as filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2011,
     Mr. de Lange joined the Company as President and General Manager, Network Signaling Group in July 2005. He served in that capacity until October 2007 when he became Executive Vice President, Global Product Solutions. From 1980 until March 2005, Mr. de Lange held various technical and management positions with Lucent Technologies, where he most recently served as Vice President, Convergence Solutions from January 2004 until March 2005 and as Vice President and General Manager, OPENet Solutions from June 2001 until December 2003. Mr. de Lange is 52 years old.
     In connection with Mr. de Lange’s appointment as the Company’s President and Chief Executive Officer, the Board, upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”), (i) established an annual base salary for Mr. de Lange of $450,000 and (ii) determined that for purposes of the Company’s 2011 Officer Bonus Plan, Mr. de Lange will be eligible to receive up to 100% of his annual base salary pro-rated for the portion of 2011 during which Mr. de Lange serves as President and Chief Executive Officer (i.e., he will be entitled to receive up to $262,500 for the period during which he serves as President and Chief Executive Officer) and up to 60% of his annual base salary pro-rated for the portion of 2011 during which he served as Executive Vice President, Global Product Solutions (i.e., he will be entitled to receive up to approximately $77,500 for the period during which he served as Executive Vice President, Global Product Solutions). Mr. de Lange is also designated as an “Eligible Officer” under the Company’s 2011 Officer Severance Plan (the “2011 Plan”), which is included as Exhibit 10.2 to this Current Report on Form 8-K (this “Form 8-K”) and is incorporated by reference herein. Under the 2011 Plan, Mr. de Lange will be entitled to receive severance compensation equal to 200% of his annual base salary in the event of the termination of employment under circumstances specified in the 2011 Plan, which amount would be increased to 200% of the total amount of his annual base salary and target bonus in the event of a termination in connection with a change of control of the Company. In the event of a qualifying termination in connection with a change of control, the 2011 Plan also provides for the accelerated vesting of certain equity awards.
     In connection with Mr. de Lange’s appointment, the Compensation Committee also approved the grant to Mr. de Lange under the Company’s Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan” ) of restricted stock units (“RSUs”) covering 75,000 shares of the

Company’s Common Stock. The RSUs will vest on May 31, 2015 (i.e., the fourth anniversary of the date of grant), subject to Mr. de Lange’s continued employment with the Company through the vesting date. The Company also agreed to grant to Mr. de Lange, effective on the second trading day following the date on which the Company publicly announces his appointment (i.e., effective on June 2, 2011), 100,000 stock-settled share appreciation rights (“SARs”). The SARs will have a grant price equal to the closing sales price of the Company’s Common Stock on the date of grant and will vest in four equal annual installments commencing on the one-year anniversary of the grant date, subject to Mr. de Lange’s continued employment with the Company through the applicable vesting date. The RSUs and SARs are subject to customary terms and conditions which are set forth in the 2003 Plan and in the forms of Restricted Stock Unit Award Agreement and SAR Award Agreement attached to the 2003 Plan. The 2003 Plan is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 000-15135) dated May 16, 2008, as filed with the SEC on May 22, 2008.
     There are no arrangements or understandings between Mr. de Lange and any other persons pursuant to which he was appointed as a director of the Company. There are no related party transactions between the Company and Mr. de Lange that are required to be disclosed under Item 404(a) of Regulation S-K.
     2011 Officer Severance Plan
     On May 31, 2011, the Board designated Ron de Lange, the Company’s President and Chief Executive Officer, as an “eligible officer” for purposes of the Company’s 2011 Officer Severance Plan (the “2011 Severance Plan”). The 2011 Severance Plan serves as a successor to the Company’s 2007 Officer Severance Plan, as amended (the “2007 Severance Plan”), other than for those individuals who, prior to May 13, 2011, had been designated as eligible officers by the Board under the 2007 Severance Plan. As of the date hereof, Mr. de Lange is the only individual who has been designated as an eligible officer for purposes of the 2011 Severance Plan.
     General Severance Compensation. Under the 2011 Severance Plan, each executive officer of the Company designated by the Board of Directors as an eligible officer for purposes of the 2011 Severance Plan is entitled upon termination of employment (other than in connection with a change in control of the Company) to receive general severance compensation and benefits if the termination is non-temporary and occurs under the circumstances specified in the 2011 Severance Plan, including (in addition to other circumstances set forth in the 2011 Severance Plan) the Company’s termination of the officer’s employment as a result of a reduction in force or the Company’s divestiture of the operating unit in which an officer works. General severance benefits will not be payable if termination occurs under certain other circumstances specified in the 2011 Severance Plan, including (in addition to other circumstances set forth in the 2011 Severance Plan) as a result of the officer’s retirement or the Company’s termination of the officer for “cause” (as defined in the 2011 Severance Plan).
     The general severance cash benefit payable to an eligible officer is equal to his or her base salary multiplied by a percentage specified in the 2011 Severance Plan (ranging from 100% to 200%, depending on the officer’s title). Base salary is defined in the 2011 Severance Plan as an officer’s highest regular rate of annual base salary during the calendar year in which termination occurs. General severance benefits are payable in equal monthly installments over the applicable severance period specified in the 2011 Severance Plan (ranging from 12 months to 24 months, depending on the officer’s title, and subject to adjustments in timing to avoid certain adverse tax consequences to the officer).
     The general severance cash compensation that would be payable under the 2011 Severance Plan to Mr. de Lange if his employment were terminated as of May 31, 2011 under circumstances entitling him to severance benefits is approximately $900,000.
     Change in Control Severance Compensation. In the event of any change in control of the Company and in lieu of the general severance benefits described above, the 2011 Severance Plan provides that if within the period commencing two months prior to and ending 18 months after a change in control an eligible officer elects for good reason (as defined in the 2011 Severance Plan) to terminate his or her employment with the Company (or an acquiror) or the officer is terminated without cause (as defined in the 2011 Severance Plan), the officer will be entitled to receive change in control severance compensation and benefits under the 2011 Severance Plan. The 2011 Severance Plan defines “good reason” to include (in addition to other circumstances set forth in the 2011 Severance Plan) the reduction of an officer’s salary, the assignment to the officer of duties inconsistent with his or her position prior to the change in control or the failure of an acquiror to offer employment to the officer on terms and conditions generally no less favorable than the terms and conditions of the officer’s employment prior to the change in control.
     The change in control severance compensation payable to an eligible officer will be equal to his or her annual compensation multiplied by a percentage specified in the 2011 Severance Plan (ranging from 100% to 200%, depending on the officer’s title). Change in control cash severance compensation is payable in one lump sum following termination of employment, subject to adjustments in timing to avoid certain adverse tax consequences to the officer.
     The change in control severance cash compensation that would be payable under the 2011 Severance Plan to Mr. de Lange if his employment were terminated as of May 31, 2011 under circumstances entitling him to such benefits is approximately $1,580,000, which reflects his pro-rated bonus amounts for 2011.
     If within the period commencing two months prior to and ending 18 months after a change in control, (1) an eligible officer is not offered employment with the acquiror on terms and conditions generally no less favorable than the terms and conditions of his or her employment prior to the change in control, or (2) an eligible officer’s employment is terminated by the Company or an acquiror without cause or by the eligible officer for good reason, then the officer’s unvested options, stock appreciation rights, restricted stock units and other rights to acquire securities or property of the Company (or the acquiror), other than rights granted after the change in control and rights subject to performance-based vesting, will automatically vest and, in the case of exercisable rights, become exercisable in full for a period of one year following the change in control (in the case of an officer who is not offered comparable employment) or termination of employment (in the case of an officer who is terminated without cause or who terminates for good reason within the specified time period), subject in all cases to earlier expiration of the rights in accordance with their terms.

     Health Care Insurance Continuation. General severance benefits and change in control severance benefits include Tekelec’s reimbursement of an eligible officer’s premium payments for the continuation of insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for the officer and his or her qualifying beneficiaries for a period of from 12 to 24 months following termination, depending on the officer’s position.
     As a condition of receiving general or change in control severance benefits, an officer must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against us and post-termination non-solicitation, non-disparagement and non-compete provisions.
     The foregoing description of the 2011 Severance Plan is qualified in its entirety by reference to the copy of the 2011 Severance Plan which is filed as Exhibit 10.2 to this Current Report on Form 8-K.
     Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
          The following Exhibits are filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Offer Letter Agreement effective May 31, 2011 between the Company and Ronald J. de Lange

10.2	2011 Officer Severance Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: May 31, 2011	By:	/s/ Stuart H. Kupinsky
Stuart H. Kupinsky
Senior Vice President, Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter Agreement effective May 31, 2011 between the Company and Ronald J. de Lange

10.2	2011 Officer Severance Plan